Exhibit 10.01

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“AGREEMENT”) is made and entered into as of November 1, 2009 (the “EFFECTIVE DATE”) by and between State Automobile Mutual Insurance Company, State Auto Property & Casualty Insurance Company, Meridian Security Insurance Company, Meridian Citizens Mutual Insurance Company, Farmers Casualty Insurance Company and Milbank Insurance Company (“CLIENT”), and RTW, Inc. (“RTW”), a Minnesota corporation with its main office located at 8500 Normandale Lake Boulevard, Suite 1400, Bloomington, Minnesota 55437. CLIENT and RTW may be referred to in this Agreement each individually as the “Party” or collectively as the “Parties.”

NOW, THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and adequacy of which is acknowledged, CLIENT and RTW, intending to be legally bound, mutually agree as follows:

ARTICLE 1. SERVICES PROVIDED BY RTW

1.01 General. CLIENT hereby appoints RTW as a Service Provider to perform the duties set forth in the STATEMENT OF WORK attached to this AGREEMENT as APPENDIX A and APPENDIX B. CLIENT vests in RTW authority to effect and execute such duties upon the terms and conditions set forth in this AGREEMENT.

A.	Legal Compliance:

1.

RTW agrees to carry out its activities in connection with this AGREEMENT in a manner to comply in all respects with all applicable federal, state and local laws, rules and regulations, including all licensing requirements

2.	RTW hereby warrants and represents to CLIENT that it is complying and will continue to comply with all laws and regulations applicable to its operations.

ARTICLE 2. RESPONSIBILITIES OF CLIENT

2.01 Contact Person. CLIENT will designate a decision maker and/or day-to-day contact person to work with RTW.

2.02 Cooperation. CLIENT will cooperate with RTW and assist RTW, as RTW may reasonably request, in the management of any injuries reported to RTW. CLIENT will assist RTW with gaining cooperation from other CLIENT vendors involved in their workers’ compensation program as necessary upon request of RTW.

2.03 Information and Documents. CLIENT will promptly provide to RTW all documents and information which RTW reasonably requests in order to enable RTW to prepare and submit all of the reports referenced in Article I of this AGREEMENT or to otherwise carry out any of its obligations under this AGREEMENT.

2.04 Reimbursement. In addition to fees for actual work provided, as outlined in the STATEMENT OF WORK (APPENDIX A and APPENDIX B), CLIENT will reimburse RTW on a cost basis for the expenses it reasonably incurs obtaining copies of medical records required by RTW to carry out its obligations under this AGREEMENT.

ARTICLE 3. TERM OF AGREEMENT

3.01 Term. This AGREEMENT will begin on November 1, 2009 and end on April 30, 2010 (“CONTRACT TERM”).

3.02 Renewal. This AGREEMENT will automatically renew annually on April 15 unless either Party, at least sixty (60) days in advance of any such anniversary, provides the other party with a written notice of non-renewal.

ARTICLE 4. PAYMENTS TO RTW

4.01 Fee. CLIENT will pay RTW, Inc. fees for actual work provided as outlined in the STATEMENT OF WORK (APPENDIX A and APPENDIX B). RTW will bill CLIENT each month in arrears for the cost of services delivered for high-risk cases. A statement for such fees will be mailed to CLIENT by the tenth (10th) day of the month following the delivery of services. Payment is due to RTW within 20 days of the receipt of the monthly invoice.

Charges or fees for services performed shall be reasonable and in conformity with Statutory Accounting Principles consistently applied. The books, accounts and records shall be maintained to clearly and accurately disclose the nature and details of the transactions including such accounting information as is necessary to support the reasonableness of the charges or fees to the respective parties.

4.02 Change in Service Fee. In the event CLIENT requests that RTW provide services which differ materially from those described in this Agreement, the additional cost of such services and related out-of-pocket expenses will be paid by CLIENT at RTW’s negotiated rates on a cost plus basis, as listed on an amendment to the fee schedule subject to approval by the applicable domiciliary states’ insurance commissioners. If RTW’s performance under this Agreement is made materially more burdensome or expensive due to any change in federal, state or local laws, rules and regulations during the term of this Agreement, the Parties will endeavor to negotiate an appropriate adjustment to the fee schedule. If the Parties cannot agree on an amended fee schedule within 30 days after RTW sends written notice to CLIENT of the material change and its desire to negotiate an adjusted fee as listed on the proposed amendment to the fee schedule, RTW may at any time thereafter terminate this Agreement upon 30 days’ written notice to CLIENT.

ARTICLE 5. TERMINATION

5.01 Early Termination By Any Party. During the term of this AGREEMENT or any renewal thereof, any Party may terminate this AGREEMENT for any reason after providing 30 days advance written notice of termination, provided that termination by any of the insurers comprising CLIENT shall only relate to the insurer giving notice and shall not terminate the Agreement with respect to any of the other insurers comprising CLIENT unless they also give 30 days advance written notice of termination. Any party so terminating the AGREEMENT will provide notice to the insurance commissioner of its domiciliary state.

5.02 Termination By Government Action. This AGREEMENT will terminate upon the effective date of any applicable federal, state or local law, rule and regulation which nullifies, renders impermissible, or invalidates any of the services or provisions of this AGREEMENT.

5.03 Procedures on Termination. In the event of termination of this AGREEMENT for any reason, including but not limited to, sale, merger, consolidation, bankruptcy or any other financial forfeiture by CLIENT, RTW will render a final accounting of CLIENT’s claims account and return any monies therein to CLIENT, along with CLIENT’s claims and financial or other records in the possession of RTW within 30 days after the effective date of termination. RTW will not be financially responsible for and will not administer any claims following the effective date of termination. CLIENT will return to RTW any of RTW’s proprietary or confidential information in CLIENT’s possession as provided in Article 6.10.

5.04 Effect of Termination. Except as expressly provided in this AGREEMENT, termination of this AGREEMENT will not relieve or release either Party from its obligations to make any payments or provide information which it may owe the other Party under the terms of this AGREEMENT (including, without limitation, payment for any services rendered to CLIENT), or from any other liability which either Party may have to the other Party arising out of this AGREEMENT or the breach of this AGREEMENT.

ARTICLE 6. CONFIDENTIALITY

6.01 RTW’s Proprietary Program. RTW has developed a proprietary workers’ compensation claims management program (the “RTW Program”) designed to substantially reduce costs associated with workers’ compensation insurance. The RTW Program utilizes, among other features, concepts of: (a) working closely with employers to ensure compliance with the RTW Program, (b) early intervention in injury cases, (c) closely monitoring treatment to minimize work loss in permanent injury claims, (d) a method of identifying potential high risk cases at the time of injury, (e) safe early work return for injured employees, and (f) various reports, forms, information systems and procedures for effectively implementing these concepts. The term “RTW Program” as used herein includes the RTW workers’ compensation claims management program as that program currently exists, and all additions, improvements and further development of that program as may occur from time to time during the term of this AGREEMENT.

CLIENT acknowledges that the RTW Program is proprietary, confidential information of RTW that shall remain the exclusive property of RTW. Upon the termination of this AGREEMENT, all rights to the RTW Program shall remain with RTW and may not be utilized in any manner by CLIENT.

6.02 Other Confidential Information. The Parties acknowledge and agree that certain other confidential information, in addition to information regarding the RTW Program, may be transmitted or disclosed by the Parties to each other in connection with the discharge of their duties and responsibilities under this AGREEMENT. For purposes of this Section, the term “Confidential Information” means general information which is used in the disclosing Party’s business and is:

A.	Proprietary to, about, or created by the disclosing Party;

B.	Gives the disclosing Party some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the disclosing Party;

C.

Designated as Confidential Information by the disclosing Party, or from all the relevant circumstances should reasonably be assumed by the disclosing Party to be confidential and proprietary to the disclosing Party; or

D.

Not generally known by non-disclosing Party personnel. Without limiting the generality of the foregoing, such Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

1.	Work Product. Work product resulting from or related to work or projects performed or to be performed for the disclosing Party or for clients of the disclosing Party;

2.

Computer Software. Computer software of any type or form in any stage of actual or anticipated research or development, including but not limited to programs and program modules, routines and subroutines, processes, algorithms, design concepts, design specifications (design notes, annotations, documentation, flowcharts, coding sheets, and the like), source code, object code and load modules, programming, program patches, and system designs;

3.

Other Proprietary Data. Information relating to the disclosing Party’s proprietary rights prior to any public disclosure thereof, including but not limited to the nature of the proprietary rights, production data, technical and engineering data, test data and test results, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copyrights and trade secrets);

4.

Business Operations. Internal personnel and financial information, vendor names and other vendor information (including vendor characteristics services, and agreements), purchasing and internal cost information, internal services and operational manuals, and the manner and methods of conducting the disclosing Party’s business;

5.

Marketing and Development Operations. Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies of the disclosing Party which have been or are being discussed; and

6.

Customers. Names of customers of the disclosing Party and their representatives, contracts and their contents and Parties, customer services, data provided by customers and the type, quantity, and specifications of products and services purchased, leased, licensed, or received by clients of the disclosing Party.

6.03 Non-Disclosure. Neither Party will, at any time, directly or indirectly, reveal, report, memorialize, publish, duplicate or otherwise disclose to any third party in any way whatsoever any confidential information of the opposite Party or copy or use any confidential information of the opposite Party for any purpose other than the purposes of this AGREEMENT. Further, each of the Parties agrees that it shall not, directly or indirectly, either during or subsequent to the term of this AGREEMENT:

A.	Disclose any Confidential Information of the other Party, other than to its own employees who participate directly in the performance of either Party’s respective obligations under this AGREEMENT;

B.	Copy or use any Confidential Information of the other Party except for the purpose of fulfilling its respective obligations under this AGREEMENT; or

C.

Publish any Confidential Information of the other Party without the prior written consent of such Party. The degree of care employed by each of the Parties to protect and safeguard the Confidential Information of the other Party shall be no less protective than the degree of care used by such Party to protect its own confidential information of like importance.

The Parties acknowledge and agree that this AGREEMENT and the subject matter and terms and conditions of this AGREEMENT fall within the scope of Confidential Information.

The obligations set forth in this Section shall not be applicable to any information which:

A.	The receiving Party is authorized by the disclosing Party in writing to disclose, copy or use;

B.	Is generally known or becomes part of the public domain through no fault of the receiving Party;

C.	Is disclosed by the disclosing Party to third parties without restriction on subsequent disclosure;

D.	Is provided to the receiving Party by a third party without breach of any separate non-disclosure agreement; or

E.

Provided that the disclosing Party has been given prompt notice and an opportunity to appear and to seek a protective order or other appropriate remedy, is required to be disclosed in the context of any administrative or judicial proceeding.

6.04 Duration of Restriction. These restrictions on the use of information concerning the RTW Program and other confidential information described in this Article will survive the termination of this AGREEMENT and remain in full force and effect thereafter as to any particular aspect of the RTW Program or item of confidential information so long as that particular aspect or item remains confidential and is not publicly available.

6.05 Ownership of Confidential Information. Non-disclosing Party agrees that all Confidential Information shall remain the property of the disclosing Party, and that the disclosing Party may use such Confidential Information for any purpose without obligation to the non-disclosing Party.

6.06 Intellectual Property. CLIENT will not, without RTW’s written consent, access or use any of RTW’s trademark, service mark, trade names, logos, logotypes, insignia, inventions, copyright or patent-protected matter, know-how, trade secret, goodwill associated therewith, or other intellectual property owned or provided by or on behalf of RTW for any purpose, including but not limited to, use in connection with any promotions, advertisements, or exhibitions.

6.07 No Grant of Rights. The Parties recognize and agree that nothing contained in this Agreement shall be construed as granting any property rights, by license or otherwise, to any Confidential Information of the disclosing Party disclosed pursuant to this AGREEMENT, or to any invention or any patent, copyrights, trademarks, or other intellectual property right that has issued or that may be issued, based on such Confidential Information.

6.08 Irreparable Harm. Both Parties understand and acknowledge that any disclosure or misappropriation of any confidential information or information relating to the RTW Program in violation of this AGREEMENT may cause irreparable harm, the amount of which may be difficult to ascertain. Accordingly, each Party shall be entitled to seek to obtain temporary, preliminary and/or permanent injunctive relief against the threatened breach of this Article or the continuation of any such breach, without the necessity of proving damage or the requirement to secure or post any bond, which is hereby specifically waived. Nothing herein shall be construed as a waiver by either Party of its right to pursue any other available remedies, including the recovery of damages. Both Parties shall be entitled to seek to recover all of its costs and expenses incurred in connection with the enforcement of this Article, including reasonable attorneys’ fees.

6.09 No Reverse Engineering. The Parties agree that the software programs of the disclosing Party contain valuable confidential information and the non-disclosing Party agrees that it will not modify, reverse engineer, decompile, create other works from, or disassemble any software programs contained in the Confidential Information of the disclosing Party without the prior written consent of the disclosing Party.

6.10 Return of Documents. The non-disclosing Party shall return to the disclosing Party any and all records, notes, and other written, printed, electronic or other tangible materials in its possession pertaining to the Confidential Information within 30 days upon the written request of the disclosing Party or following termination of this AGREEMENT. The return of materials shall not relieve the non-disclosing Party from compliance with other terms and conditions of this AGREEMENT. Notwithstanding the foregoing, the non-disclosing Party may retain one (1) copy of such portions of the Confidential Information solely to the extent required and limited to the purpose of compliance with the non-disclosing Party’s basic recordkeeping or business documentation purposes, or as required by law. When such copy is no longer required, the Confidential Information must be destroyed.

ARTICLE 7. MISCELLANEOUS

7.01 Governing Law. This AGREEMENT will be governed and interpreted in accordance with the laws of the State of Minnesota, without regard to the laws or principles of any jurisdiction with respect to conflict of laws.

7.02 Regulatory Compliance. In the event any federal, state or local legislative or executive body enacts or promulgates legislation or regulation affecting the obligation of the Parties under this AGREEMENT, the Parties agree to amend this AGREEMENT in order to comply with any such legislation or regulation.

7.03 Waiver of Rights. The failure of any party to insist upon the strict observation or performance of any provision of this AGREEMENT or to exercise any right or remedy will not impair or waive any such right or remedy.

7.04 Severability. The invalidity of any provision of this AGREEMENT or portion of a provision will not affect the validity of any other provision of this AGREEMENT or the remaining portion of the applicable provision that can be given without the invalid provision. To this end, the provisions of this AGREEMENT will be severable.

7.05 Amendment. This AGREEMENT cannot be amended, altered, enlarged, supplemented, abridged, modified nor any provisions waived except by a writing duly signed by all of the parties. Any amendment is subject to the prior approval of the insurance commissioners for the CLIENT’s domiciliary states.

7.06 Assignment. This AGREEMENT shall not be assignable by any party hereto without the prior written consent of the other parties. Any assignment is subject to the prior approval of the insurance commissioners for the CLIENT’s domiciliary states.

7.07 Counterparts. This AGREEMENT may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

7.08 Notice. All notices under this AGREEMENT shall be in writing, and may be delivered by hand or sent by facsimile transmission, or certified mail, return receipt requested. Notices sent by mail shall be deemed received on the date of receipt indicated by the return verification provided by the U.S. Postal Service. Notices sent by facsimile transmission shall be deemed received the day on which sent, and shall be conclusively presumed to have been received in the event that the sender’s copy of the facsimile transmission contains the “answer back” of the other party’s facsimile transmission. Notices shall be given or sent to the parties at the following addresses:

IF TO RTW:

RTW, Inc.

8500 Normandale Lake Boulevard

Suite 1400

Minneapolis, MN 55437

IF TO CLIENT:

State Automobile Mutual Insurance Company

518 East Broad Street

Columbus, Ohio 43215

7.09 Maintenance of Records. RTW shall maintain complete and accurate accounts, books, records and papers pertaining to RTW’s performance of services set forth in the STATEMENT OF WORK attached to this AGREEMENT as APPENDIX A and APPENDIX B, and CLIENT shall have the right to inspect, audit and copy such accounts, books, records and papers. CLIENT may perform this audit and inspection at any reasonable time, but all such activities shall be performed, during normal business hours, at CLIENT’s sole expense. RTW’s records shall be maintained for a period of time in accordance with applicable state record retention requirements. This provision will survive termination of this AGREEMENT

7.10 Indemnification. Subject to the limitations contained herein, the parties mutually agree to defend, indemnify and hold the other party and its directors, officers, and employees harmless against all liability including but not limited to damages, losses, fines, penalties and reasonable costs and expenses of whatsoever kind including but not limited to fees and disbursements of counsel, which the indemnified party is or may be held liable to pay arising out of any act or omission of the indemnifying party, its principals, officers, directors, employees or any other person or entity under its control or resulting from any breach of the indemnifying party’s obligations under this AGREEMENT. This provision shall survive the termination of this AGREEMENT.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the Parties have executed this AGREEMENT as of the date indicated below.

RTW, INC.

Dated: October 30, 2009	By:	/s/ Jerry Brumfield
Print Name: Jerry Brumfield
Its: Corporate Secretary

State Automobile Mutual Insurance Company State Auto Property & Casualty Insurance Company Meridian Security Insurance Company

Dated: October 30, 2009	Meridian Citizens Mutual Insurance Company Farmers Casualty Insurance Company Milbank Insurance Company

	By:	/s/ James A. Yano
Print Name: James A. Yano
Its: Vice President, Secretary and General Counsel